EXHIBIT 11.1

EXCHANGE AGREEMENT

BY AND AMONG

CLEANTECH TRANSIT, INC.

SHAMROCK S POLLINATION INC., SHAMROCK S TRUCKING INC.,

AND SHAMROCK S TREE PRODUCTS, LLC

AND

SHAMROCK COMPANIES’ STOCKHOLDER AND

MEMBERSHIP INTEREST HOLDER

AND

DISCOVERY CARBON ENVIRONMENTAL SECURITIES CORPORATION

Dated July 1, 2013

i

EXHIBITS AND SCHEDULES

Schedule I	Schedule of Shares and Interests to be exchanged for Common Stock	2

Schedule II	Investor Questionnaire	3

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the "Agreement"), is made and entered into as of July 1, 2013, by and among Cleantech Transit, Inc., a Nevada corporation ("CTI"), Shamrock Pollination, Inc., a California corporation (“SPI”), Shamrock Trucking, Inc., a California corporation (“STI”), and Shamrock Trucking, LLC, a California limited liability company (“STLLC”) (collectively, SPI, STI and STLLC are referred to as the “Shamrock Companies”), the sole owner of each of the aforementioned Shamrock Companies, The Sullivan Family Trust, a California trust ("Seller"), and Discovery Carbon Environmental Securities Corporation (“Discovery”) with respect to the following facts:

RECITALS:

A. Seller owns one hundred percent (100%) of the issued and outstanding shares of common stock of SPI,  (the “SPI Shares”), there being no other shares authorized;

B. Seller owns one hundred percent (100%) of the issued and outstanding shares of common stock of STI, (the “STI Shares”), there being no other shares authorized;

C. Seller owns one hundred percent (100%) of the issued and outstanding membership interests of STLLC, (the “STLLC Interests”), there being no other form of equity authorized;

D.  Seller or its predecessors in interest had previously entered into an agreement (“Discovery-SPI Agreement”) with Discovery Carbon Environmental Securities Corporation (“Discovery”) to sell to Discovery fifty-one percent (51%) of SPI for which it received one million (1,000,000) Discovery common shares;

E. Seller, CTI, and Discovery now agree the Discovery-SPI Agreement shall be rescinded, the Discovery common shares issued to SPI shall be retained by the Seller and  this Agreement  shall replace the Discovery-SPI Agreement;

F. CTI desires to acquire from Seller, and Seller desires to sell and transfer to CTI, all of the SPI Shares, STI shares, and the STLLC Interests owned by Seller on the Closing Date in exchange for the issuance and delivery by CTI of Eleven Million Four Hundred Six Thousand Eight Hundred Ninety-four (11,406,894) shares  of its par value $0.001 common shares, for all of the issued and outstanding shares and interests of SPI, STI and STLLC owned by Seller on the terms and conditions set forth below (the "Exchange"); and

G. Discovery, now controlled by CTI, and SPI now agree to cancel the Discovery-SPI Agreement in consideration of the release of Discovery’s of obligations thereunder and SPI retaining its ownership of the Discovery shares paid to it thereunder, and Seller’s entry into this Agreement, for which Discovery will benefit.

H. Discovery will benefit from the transactions contemplated herein; and

I. It is intended that, for federal income tax purposes, the Exchange shall qualify as an exchange described in Section 351 of  the Internal Revenue Code of 1986, as amended (the "Code") and a reorganization described in Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SECURITIES

Section 1.1 The Exchange. On the terms and subject to the conditions of this Agreement, on the Closing Date, CTI shall issue and deliver to the Seller Eleven Million Four Hundred Six Thousnd Eight Hundred Ninety-four (11,406,894) CTI Common Shares (the “Exchange Shares”) as, subject to adjustment as set forth in Section 1.2, and Seller shall sell, transfer and deliver to CTI, all of the issued and outstanding SPI, STI, and STLLC shares and interests, as applicable of each company along with a duly executed share and interest assignments endorsed in favor of CTI.

Section 1.2 Exchange

(a)   CTI presently plans to forward split its common stock one for five. Should the split take effect prior to the Closing, then the shares issued to Seller will be adjusted accordingly

(b)           Seller shall deliver stock certificates to CTI representing all of the issued and outstanding shares and membership interests in the Sullivan Companies in exchange for the Exchange Shares.

ARTICLE II

THE CLOSING

Section 2.1 Closing Date.  The closing of the Exchange and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McDowell Odom LLP, 28494 Westinghouse Place, Suite 213, Valencia, CA 91355 at 10:00 a.m. on August 30, 2013, or at such other location, date and time as CTI and Seller may agree. The time and date upon which the Closing actually occurs being referred to herein as the "Closing Date").

Section 2.2 Transactions at Closing.  At the Closing, the following transactions shall take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)   CTI shall deliver the following documents and take the following actions:

(i) Validly executed stock certificates corresponding to the CTI common Shares issued in the name of the Seller;

(ii) Instructions directing its transfer agent to register the common shares to the Seller;

(iii) True copies of all consents and waivers obtained by CTI, in accordance with the provisions of Section 7.1 below;

(iv) Such other documents and instruments as Seller may reasonably request; and

(b)   Seller shall deliver or cause to be delivered the following documents and/or shall take the following actions:

(i)  Seller shall deliver to CTI share and interest certificates in the name of CTI in respect of all respective SPI, STI, and STLLC shares and interests and shall register the respective shares and interests in the name of CTI in the shareholders and membership registers of SPI, STI, and STLLC, respectively;

Certificate of good standing from the Secretary of State of the State of California, dated at or about the Closing Date, to the effect that SPI, STI, and STLLC are in good standing under the laws of said state;

(ii) Certified copies of the Certificate of Incorporation of SPI and STI and Certificate of Organization of STLLC, as amended to date certified by the Secretary of State of the State of California at or about the Closing Date;

(iii) Secretary's certificates, duly executed by SPI, STI, and STLLC's secretaries attaching and attesting to the accuracy of: (a) the bylaws of each of SPI and STI, and operating agreement of STLLC, (b) the resolutions of SPI, STI, and STLLC's respective board of directors, or managers, as applicable, approving the transactions contemplated hereby, including the Exchange, and (c) an incumbency certificate signed by all of the executive officers of SPI, STI, and STLLC, respectively, dated at or about the Closing Date;

(iv) An officer's certificate duly executed by SPI’s, STI’s, and STLLC’s chief executive officers, respectively, to the effect that the conditions set forth in Section 7.2(a) below have been satisfied, dated as of the date of the Closing;

(v) True copies of all consents and waivers obtained by SPI, STI, and STLLC, in accordance with the provisions of Section 7.1 below;

(vi) Copies of all corporate books and records of SPI, STI, and STLLC, respectively, including a complete listing of shareholders and membership interest holders, as applicable, and the financial records of each company.

(c)   The Sellers shall deliver the following documents:

(i) to CTI, a duly executed share assignment in the form attached hereto as Exhibit B effecting the immediate and unconditional sale, assignment and irrevocable transfer of the Seller’s securities in SPI, STI, and STLLC to CTI, free and clear of any liens, or any other third party rights of any kind and nature, whether voluntarily incurred or arising by operation of law along with the completely executed Investor Questionnaire, substantially in the form attached hereto as Schedule II; and

(ii) to SPI, STI, and STLLC, as agent for CTI, all share and interest certificates in respect of the shares and interests of each of the aforementioned companies.

Section 2.3 Cancellation of Agreement with Discovery and SPI. Discovery and SPI mutually agree to cancel the Discovery-SPI Agreement. Each releases the other from any further obligations thereunder and as additional consideration SPI’s owner shall enter into this Agreement, and Discovery shall allow Seller to retain the one million Discovery common shares paid to Seller pursuant to the Discovery-SPI Agreement. The 1,000,000 Discovery common shares previously received shall be treated as part of the purchase price of the Shamrock Companies.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CTI

CTI hereby makes the following representations and warranties to each of the Shamrock Companies and to Seller:

Section 3.1 Organization and Qualification.  CTI is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect.  CTI is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

Section 3.2 Authorization.  CTI has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.

Section 3.3 Validity and Effect of Agreement.  This Agreement has been duly and validly executed and delivered by CTI and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of CTI, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

Section 3.4 No Conflict. Neither the execution and delivery of this Agreement by CTI nor the performance by such party of its respective obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with CTI's Certificate of Incorporation or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to CTI or any of the properties or assets of CTI; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of CTI, or result in the creation or imposition of any Lien upon any properties, assets or business of CTI under, any Contract or any order, judgment or decree to which CTI is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

Section 3.5 Required Filings and Consents. The execution and delivery of this Agreement by CTI does not, and the performance of this Agreement by CTI will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to CTI except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities laws ("Blue Sky Laws"); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CTI, or would not prevent or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

Section 3.6 Capitalization.  The authorized capital stock of CTI consists of 600,000,000 shares of Common Stock, par value $0.001 per share, of which 317,210,160 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which 5,000,000 shares are designated as Series A Preferred Convertible Shares (“Series A Preferred”), with 1,282,000 issued and outstanding, and 1,000,000 shares designated as Series B Preferred Convertible Shares (“CTI Series B Preferred Shares”), of which a total 1,000,000 will  be issued and outstanding at Closing.  Except for the transactions contemplated by this Agreement or the Exchange Agreement with Discovery, or as otherwise described herein, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from CTI any shares of capital stock of CTI and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock of CTI or under which CTI is, or may become, obligated to issue any of its securities.  All shares of capital stock of CTI outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.  As of the Closing Date (as defined herein), there will be no more than 317,210,160 shares of Common Stock issued or outstanding prior to the Exchange, no more than 1,282,000 shares of Series A Preferred Shares issued and outstanding prior to the Exchange and no more than 1,000,000 shares of the CTI Series B Preferred issued.  Each Series A Preferred Share is convertible into ten (10) shares of common stock.  Each Series B Preferred Share has voting rights equivalent to 50,000 common share votes and has no conversion rights. The Series A Shareholder is in the process of converting its shares of Series A into 12,820,000 shares of common stock.

Section 3.7 SEC Reports and Financial Statements.  CTI has timely filed with the SEC all forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under any applicable law, and has heretofore made available (or promptly following filing will make available) to the Shamrock Companies true and complete copies of, all such forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under the Exchange Act or the Securities Act, the "CTI SEC Documents").  As of their respective dates or, if amended, as of the date of the last such amendment, the CTI SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) were complete and accurate in all material respects, and (iii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

Section 3.8 Financial Statements.  Each of the financial statements (the "CTI Financial Statements") included in the CTI SEC Documents including but not limited to the audited financial statements for the years ended October 31, 2012 and 2011 and the unaudited financial statements for the three (3) month period ended April 30, 2013 have been (or will be) filed in accordance with any applicable law and prepared from, and are in accordance with, the books and records of CTI, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of CTI as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

Section 3.9 No Undisclosed Assets or Liabilities.  Except as disclosed in the CTI Financial Statements, CTI does not have any liabilities, indebtedness or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, "Liabilities"), and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, including without limitation any liabilities for foreign, federal, state, local or other taxes (including deficiencies, interest and penalties).  As of the Closing Date, CTI shall have no properties or assets of any kind, whether real personal or intangible and whether owned or leased (other than cash, cash equivalents or marketable securities) and no Liabilities.

Section 3.10 No Contract Rights or Commitments.  On the Closing Date, there will not be any Contract to which CTI is a party or by which any of its assets or properties are bound.

Section 3.11 No Intellectual Property Rights or Infringement.  CTI does not own, has not obtained the right to use, and has not violated nor otherwise trespassed upon any patents, trademarks, service marks, trade names, copyrights, and applications, licenses and rights with respect to the foregoing, and/or any trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and/or technical data and/or information.

Section 3.12 Litigation.  There is no Action pending or threatened against CTI that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against CTI, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 3.13 Taxes.  CTI has not filed with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and CTI does not owe any material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it.  No deficiency for a material Tax has been asserted in writing or otherwise, to CTI's Knowledge, against CTI or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith.  There are no material Liens for Taxes upon CTI's assets.

Section 3.14 Registration.  No order revoking the registration of CTI or the Common Stock under the Exchange Act has been issued by any court, securities commission or regulatory authority in the United States and no proceedings for such purpose are pending or, to the Knowledge of CTI, after reasonable inquiry, threatened.

Section 3.15 Trading.  No order suspending the sale or ceasing the trading or quotation of the Common Stock in the over the counter market has been issued by any court, securities commission or regulatory authority in the United States, and no proceedings for such purpose are pending or, to the knowledge of CTI, after reasonable inquiry, threatened.

Section 3.16 Books and Records. The books and records, financial and others, of CTI are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

Section 3.17 Insurance.  CTI has no insurable properties and CTI does not maintain any insurance covering its assets, business, equipment, properties, operations, employees, officers, or directors. To CTI's knowledge, since CTI's inception there has not been any damage, destruction or loss, which could have been deemed as an "Insurance Event".

Section 3.18 Compliance.  CTI is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.  CTI has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect.  CTI does not, and is not require to, hold any permits, licenses or franchises from Governmental Authorities.

Section 3.19 Absence of Certain Changes.  Since April 30, 2013, except as described in the CTI SEC Documents or as expressly permitted or required by this Agreement or with the consent of Discovery, CTI has not:

(a) sold or otherwise issued any shares of capital stock except as described herein;

(b) acquired any assets or incurred any Liabilities;

(c) amended its certificate of incorporation or bylaws;

(d) waived any rights of value which in the aggregate are extraordinary or material considering the business of CTI;

(e) made any material change in its method of management, operation or accounting;

(f) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(g) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been cancelled as of the Closing Date;

(h) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;

(i) become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of CTI or become subject to any change or development in, or effect on, CTI that has or could reasonably be expected to have a Material Adverse Effect; or

(j) entered into any agreement to take any action described in clauses (a) through (i) above.

Section 3.20 Material Transactions or Affiliations.  There is no contract, agreement or arrangement between CTI and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by CTI to own beneficially, five percent or more of the issued and outstanding Common Stock and which is to be performed in whole or in part after the date hereof except as provided in Schedule IV attached hereto.  CTI has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 3.21 Employees.  CTI has no employees other than its officers and directors. CTI has no liabilities and/or debts towards any such officers and directors.  CTI has no agreement, obligation or commitment with respect to the election of any individual or individuals to CTI's board of directors.

Section 3.22 Previous Sales of Securities.  Since inception, CTI has sold Common Stock, Series A Preferred Stock and CTI Series B Shares to investors only in reliance upon applicable exemptions from the registration requirements under any applicable law including the laws of the United States and any applicable states and all such sales were made in accordance with the laws of said jurisdictions. Except as provided in this Agreement, CTI has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

Section 3.23 Principals of CTI.  During the past five years, no officer or director of CTI has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 3.24 Tax-Free Exchange.  CTI has not taken any action, nor does CTI know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a "reorganization" within the meaning of Section 351 or 368 of the Code.

Section 3.25 Brokers and Finders.  Neither CTI nor any of its officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the Exchange for which CTI has or could have any liability.

Section 3.26 Disclosure.  As of the Closing Date, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of CTI and/or its subsidiaries that has not been disclosed in writing to the Shamrock Companies and/or Seller by CTI.  No representation or warranty of CTI in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPI, STI, AND STLLC

Each of SPI, STI, and STLLC hereby makes the following representations and warranties to CTI:

Section 4.1 Organization and Qualification.  SPI, STI, and STLLC are each duly organized and validly existing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect.  Each of SPI, STI, and STLLC are duly qualified as a foreign corporation to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have a Material Adverse Effect.

Section 4.2 Authorization; Validity and Effect of Agreement.  Each of SPI, STI, and STLLC has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.  This Agreement has been duly and validly executed and delivered by each of SPI, STI, and STLLC and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of SPI, STI, and STLLC, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

Section 4.3 No Conflict. Neither the execution and delivery of this Agreement by each of SPI, STI, and STLLC nor the performance by each of SPI, STI, and STLLC of their respective  obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with each of SPI’s, STI’s, and STLLC's respective Certificates of Incorporation or Organization; (ii) violate any statute, law, ordinance, rule or regulation, applicable to each of SPI, STI, and STLLC or any of their respective properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of each of SPI, STI, and STLLC, or result in the creation or imposition of any Lien upon any properties, assets or business of any of them under, any Material Contract or any order, judgment or decree to which CTI is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

Section 4.4 Required Filings and Consents. The execution and delivery of this Agreement by each of SPI, STI, and STLLC does not, and the performance of this Agreement by each of SPI, STI, and STLLC will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, with respect to each of SPI, STI, and STLLC, except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act, and Blue Sky Laws; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on each of SPI, STI, and STLLC, or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 4.5

(a) Capitalization of SPI. The authorized capital stock of SPI consists of One Thousand (1,000) shares of common stock, no par value, of which 1,000 shares are issued and outstanding, All SPI shares outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

(b) Capitalization of STI.  The authorized capital stock of STI consists of Two Hundred (200) shares of Common Stock, no par value, of which 200 are outstanding.  All STI shares outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

(c) Capitalization of STLLC. All STLLC membership interests outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

Section 4.6 Financial Statements. Each of SPI, STI, and STLLC has previously furnished to CTI true and complete copies of their respective unaudited balance sheets of for the period ended December 31, 2012 and the related statements of operations, shareholders equity and cash flows for the period from inception through December 31, 2012 and for the period from January 1, 2013 through June 30, 2013 (all of such financial statements of Each of SPI, STI, and STLLC collectively, the “Shamrock Financial Statements”). The Shamrock Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of each of SPI, STI, and STLLC at the date or for the period set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein).  The Shamrock Financial Statements have been prepared from and in accordance with the books and records of each of SPI, STI, and STLLC, as applicable.  Each of SPI, STI, and STLLC acknowledges and understands that the Shamrock Financial Statements must be each be audited and reviewed as required by the rules and regulations of the SEC in a timely fashion so that CTI remains current in its reporting obligations and that this audit and review process is an on-going obligation which will continue after the Closing.  If each of SPI, STI, and STLLC cannot timely complete its audit such that CTI will be considered delinquent, then CTI will have to rescind or delay this Agreement until such time as each of SPI, STI, and STLLC can comply with the financial statement requirements of the SEC, time being of the essence with regard to the audited financial statements and pro forma financial statements required to be filed with the SEC.

Section 4.7 No Undisclosed Liabilities. Except as disclosed in each of the Shamrock Financial Statements, each of SPI, STI, and STLLC has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of each of SPI, STI, and STLLC, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

Section 4.8 Properties and Assets.  Each of SPI, STI, and STLLC has good and marketable title to, valid leasehold interests in, or the legal right to use, all of the assets, properties and leasehold interests reflected in the most recent respective Shamrock Financial Statements, except for those sold or otherwise disposed of since the date of such respective Shamrock Financial Statements in the ordinary course of business consistent with past practice.

Section 4.9 Litigation.  There is no Action pending or threatened against each of SPI, STI, and STLLC that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against any of SPI, STI, and STLLC, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 4.10 Taxes.  Each of SPI, STI, and STLLC has filed or has timely filed extensions with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it and is unaware of any material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it.  No deficiency for a material Tax has been asserted in writing or otherwise, to Shamrock’s Knowledge, against any of the Shamrock Companies, or with respect to any of their respective  assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith.  There are no material Liens for Taxes upon any of the Shamrock Companies individual assets.

Section 4.11 Compliance.  To each of SPI’s, STI’s, and STLLC's respective Knowledge, each of SPI, STI, and STLLC is in compliance with all federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.  Each of SPI, STI, and STLLC has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect.  To Each of SPI’s, STI’s, and STLLC 's respective Knowledge, each of SPI, STI, and STLLC holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.12 Absence of Certain Changes.  Since the date of the most recent Shamrock Financial Statements, (i) there has been no change or development in, or effect on, any of either of SPI, STI, and STLLC that has or could reasonably be expected to have a Material Adverse Effect, (ii) each of SPI, STI, and STLLC has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of its assets other than in the ordinary course of business, (iii) each of SPI, STI, and STLLC has not paid any dividends or distributed any of its assets to any of its shareholders, (iv) each of SPI, STI, and STLLC has not acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business, (v) each of SPI, STI, and STLLC has not waived or amended any of its respective material contractual rights except in the ordinary course of business, and (vi) each of SPI, STI, and STLLC has not entered into any agreement to take any action described in clauses (i) through (v) above.

Section 4.13 Previous Sales of Securities.  Since their respective inceptions, none of SPI, STI, and STLLC has sold any equity or interest in any of the foregoing to accredited investors only in reliance upon applicable exemptions from the registration requirements under any applicable law including the laws of the United States and any applicable states and all such sales were made in accordance with the laws of said jurisdictions and all required blue sky and federal filings have been filed.  Each of SPI, STI, and STLLC has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

Section 4.14 Principals of SPI, STI, and/or STLLC.  During the past five years, no officer or director of any of SPI, STI, and STLLC has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 4.15 Brokers and Finders.  Each of SPI, STI, and STLLC has not, nor to any of their respective Knowledge have any of its officers, directors, employees or managers, employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the Exchange for which any of the Shamrock Companies has or could have any liability.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to each of SPI, STI, and STLLC and CTI:

Section 5.1 Authority and Validity.  Seller has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 5.2 Validity.  Upon the execution and delivery of each other document to which Seller is a party (assuming due execution and delivery by each other party thereto) each such other document will be the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

Section 5.3 No Breach or Violation. The execution, delivery and performance by Seller of this Agreement and each other document to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with (i) the certificate of incorporation or bylaws of Seller, if applicable, or (ii) any agreement to which Seller is a party, or by which Seller or Seller's Assets are bound or affected.

Section 5.4 Consents and Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to, any Government Authority or any other Person is necessary to be obtained, made or given by such Seller in connection with the execution, delivery and performance by Seller of this Agreement or any other document to which it is a party or for the consummation by Seller of the transactions contemplated hereby or thereby.

Section 5.5 Title.  Each of SPI, STI, and STLLC respective shares and interests of each company to be delivered by Seller in connection with the transactions contemplated herein are, and at the Closing will be owned, of record and beneficially, solely by Seller, free and clear of any Lien and represent Seller's entire ownership interest in each of SPI, STI, and STLLC.

Section 5.6 Investor Status.  Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act and has properly completed the form attached hereto as Schedule II.

Section 5.7 No Government Review.  Seller understands that neither the SEC nor any securities commission or other Governmental Authority of any state, country or other jurisdiction has approved the issuance of the CTI common shares to be issued to Seller hereunder or passed upon or endorsed the merits of the Common Stock or the Exchange Agreement or any of the other documents relating to the Exchange (collectively, the "Offering Documents"), or confirmed the accuracy of, determined the adequacy of, or reviewed the Exchange Agreement or the other Offering Documents.

Section 5.8 Investment Intent.  The CTI common shares to be delivered to Seller pursuant to this Agreement are being acquired by Seller for Seller's own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same.  Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of Seller’s interests in each of SPI, STI, and STLLC.

Section 5.9 Restrictions on Transfer.  Seller understands that the CTI common shares to be issued pursuant to this Agreement have not been registered under the Securities Act or registered or qualified under any foreign or state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by Seller from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Seller shall furnish CTI with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be reasonably satisfactory to CTI.  Seller acknowledges that it is able to bear the economic risks of an investment in the CTI common shares to be received pursuant to this Agreement for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

Section 5.10 Informed Investment.  Seller has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon CTI for legal or tax advice related to this investment.  In making its decision to acquire the CTI common shares, Seller has not relied upon any information other than information contained in this Agreement and in the other Offering Documents.

Section 5.11 Access to Information.  Seller acknowledges that it has had access to and has reviewed all documents and records relating to CTI, including, but not limited to, CTI SEC Documents, that it has deemed necessary in order to make an informed investment decision with respect to an investment in CTI; that it has had the opportunity to ask representatives of CTI certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of CTI and has had any and all such questions and requests answered to its satisfaction; and that based on the foregoing it understands the risks and other considerations relating to an investment in CTI.

Section 5.12 Reliance on Representations.  Seller understands that the CTI common shares to be received pursuant to this Agreement are being offered and sold to it in reliance on specific exemptions from the registration and/or public offering requirements of the U.S. federal and state securities laws and that CTI is relying in part upon the truth and accuracy of, and Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the CTI common shares.  Seller represents and warrants to CTI that any information Seller has heretofore furnished or furnishes herewith to CTI is complete and accurate, and further represents and warrants that it will notify and supply corrective information to CTI immediately upon the occurrence of any change therein occurring prior to issuance of the CTI common shares to be received pursuant to this Agreement.  Within five (5) days after receipt of a request from CTI, Seller will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which CTI is subject.

Section 5.13 No General Solicitation.  Seller is unaware of, and in deciding to participate in the transactions contemplated hereby is in no way relying upon, and did not become aware of the transactions contemplated hereby through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet, in connection with the transactions contemplated hereby.

Section 5.14 Placement and Finder's Fees.  No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of Seller or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated hereby, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreements, arrangements or understanding made by or on behalf of Seller.

ARTICLE VI

CERTAIN COVENANTS

Section 6.1 Conduct of Business by CTI.  Except (i) as expressly permitted or required by this Agreement, or (ii) with the consent of the Shamrock Companies, during the period commencing with the date of this Agreement and continuing until the Closing Date, CTI shall   conduct (directly and/or indirectly, including through subsidiaries, other than subsidiaries that will be disposed of prior to Closing, and subject to the provisions hereof) its  trade and business, preserve intact its business organizations and maintain the registration of CTI and the Common Stock under the Exchange Act.

Section 6.2 Access to Information.  At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article IX, and in each case subject to Section 6.3 below, each party hereto shall provide to the other party (and the other party's authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

Section 6.3 Confidentiality; No Solicitation.  Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Exchange in strict confidence, shall not use such information except for the sole purpose of evaluating the Exchange and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Exchange (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially).  The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party.  The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained.  In the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

Section 6.4 Further Assurances.  Each of the parties hereto agrees to use its best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Exchange, including, but not limited to: (i) satisfying the conditions precedent to the obligations of any of the parties hereto; (ii) obtaining all waivers, consents and approvals from other parties necessary for the consummation of the Exchange, (iii) making all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (v) executing and delivering such instruments, and taking such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 6.5 Public Announcements.  CTI, Seller, and each of SPI, STI, and STLLC shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Exchange or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to CTI, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the Financial Authority Regulatory Authority (“FINRA”).

Section 6.6 Notification of Certain Matters.  Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

Section 6.7 Financial Statements.  Within sixty-five (65) days after the Closing, each of SPI, STI, and STLLC shall deliver to CTI the respective Shamrock Financial Statements prepared in compliance with GAAP, consistently applied, and in accordance with all applicable SEC rules and regulations, including Regulation S-X promulgated under the Securities Act.  Each of SPI, STI, and STLLC shall each use its best efforts to have its accountant consent to CTI's use of and reliance on each of the respective Shamrock Financial Statements as may be required in connection with any filings made by CTI under the United States federal securities laws.  In the event that each of the Shamrock Companies does not provide the required Financial Statements so that CTI may timely comply with its SEC Reporting Obligations, then CTI may rescind this transaction as set forth in Section 2.2(b) above.

Section 6.8 Prohibition on Trading in CTI Securities.  All parties acknowledge that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to CTI from purchasing or selling securities of CTI, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of CTI. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, the parties to this Agreement shall not purchase or sell any securities of CTI.

Section 6.9 Tax-Free Exchange Status.  The parties hereto shall take (or refrain from taking) any and all actions necessary to ensure that, for United States federal income tax purposes:  (i) the Exchange shall qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code, and (ii) that the tax consequences to the shareholders of both companies are minimized.

Section 6.10 Waiver of Claims. The Seller for itself and its administrators, attorneys and assigns, hereby releases and acknowledges full accord, satisfaction, discharge and settlement of, and further irrevocably and unconditionally forever releases, remises, and acquits Discovery, CTI and any of its present or former officers, directors, shareholders, employees, agents, affiliates, parents, subsidiaries, predecessors, successors, attorneys and assigns (the "CTI Released Parties") of and from any and all manner of actions, causes of action, arbitrations, controversies, expenses, damages, liabilities, demands, claims, counterclaims, cross-claims, obligations, losses, costs, promises, covenants, agreements, and suits of any kind or nature, whether known or unknown, whether contingent or fixed, whether developed or undeveloped, in law or equity, in tort or in contract from the beginning of time through the date of the full execution of this Agreement and the attachments and schedules hereto, which he may have or claim to have against CTI Released Parties.  Seller expressly acknowledges that such claims released and discharged by this Section include, but are not limited to, any and all claims against CTI Released Parties for remuneration, compensation or benefits (including but not limited to fees, salary, expense reimbursements, commissions, stock, options or warrants for stock, success fees, insurance or other benefits, or any other form of remuneration, compensation or benefits of any kind) and any and all other claims of any kind and nature arising prior to execution of this Agreement and the attachments and schedules hereto, which relate in any way to CTI or Discovery.  This release shall extend to all claims, known and unknown.  Each Seller is aware of, and specifically waives the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor"

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE EXCHANGE

Section 7.1 Conditions to Obligations of SPI, STL, and STLLC.  The obligations of Seller to consummate the Exchange shall be subject to the fulfillment, or written waiver by each of SPI, STI, and STLLC, at or prior to the Closing, of each of the following conditions:

(a) CTI shall have delivered to Seller and each of SPI, STI, and STLLC each of the documents required by Section 2.2(a) of this Agreement;

(b) The representations and warranties of CTI set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(c) CTI shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by such parties on or prior to the Closing Date;

(d) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided herein shall have been obtained;

(e) Each of SPI, STI, and STLLC shall have completed a due diligence review of the business, operations, financial condition and prospects of CTI and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

(f) There has been no Material Adverse Effect on the business, condition or prospects of CTI until the Closing Date;

(g) CTI shall have had no Material changes in the business operations, with the exception of the completion of its acquisition of a subsidiary of Crown Equity Holdings Inc.;

(h) The outstanding shares of Common Stock of CTI prior to the Closing shall not exceed 317,210,160 shares.

Section 7.2 Conditions to Obligations of CTI. The obligations of CTI to consummate the Exchange shall be subject to the fulfillment, or written waiver by CTI, at or prior to the Closing of each of the following conditions:

(a) Each of SPI, STI, and STLLC shall have delivered to CTI each of the documents required by Section 2.2(b) of this Agreement;

(b) The Sellers shall have delivered to CTI the documents required by Section 2.2(c) of this Agreement;

(c) The representations and warranties of each of SPI, STI, and STLLC and Seller set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(d) Each of SPI, STI, and STLLC shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by each of SPI, STI, and STLLC on or prior to the Closing Date;

(e) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to any Governmental Authority or Persons as provided herein shall be obtained;

(f) CTI shall have completed a due diligence review of the business, operations, financial condition and prospects of each of SPI, STI, and STLLC and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

(g) There has been no Material Adverse Effect on the business, condition or prospects of each of SPI, STI, and STLLC until the Closing Date;

(h) Each of SPI, STI, and STLLC shall have paid all of the costs and expenses of each associated with the transactions contemplated herein;

(i) The outstanding shares of common stock of SPI prior to the Closing shall not exceed 1,000 shares.

(j) The outstanding shares of common stock of STI prior to the Closing shall not exceed 200 shares.

(k) The outstanding membership interests of STLLC prior to the Closing shall not exceed those issued as of the date of this Agreement, and owned solely by the Seller.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by CTI

(a) Notwithstanding any other indemnification provision hereunder, CTI (the "Indemnifying Party") shall, severally and jointly, indemnify and hold harmless each of SPI, STI, and STLLC, and for each, their respective its officers, directors and employees and each of the Sellers (each an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims")  suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by the Indemnifying Party at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or non-fulfillment of any covenants or agreements made by the Indemnifying Party, (iii) any misrepresentation made by the Indemnifying Party, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Indemnifying Party pursuant hereto or in connection with the Exchange, (iv) any untimely filing of or inaccuracy in, any SEC Document, and (v) the operations and liabilities of CTI and/or any of its subsidiaries, whether known or unknown, arising out of any action, omission and/or period of time preceding the Closing Date, including but not limited to any taxes levied with respect to same.

Section 8.2 Indemnification by SPI, STI, and/or STLLC

(a) Notwithstanding any other indemnification provision hereunder, each of  SPI, STI, and STLLC and Seller (each, the "Indemnifying Party") shall, severally and jointly, indemnify and hold harmless CTI and each of its officers, directors, attorneys, accountants and employees  (each an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims")  suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by the Indemnifying Party at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or non-fulfillment of any covenants or agreements made by the Indemnifying Party, or (iii) any misrepresentation made by the Indemnifying Party, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Indemnifying Party pursuant hereto or in connection with the Exchange.

Section 8.3 Indemnification Procedures for Third-Party Claim

(a) Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice ("Notice of Claim") of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).  No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

(b) If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.1 hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which Notice of Claim is given to notify Indemnified Party in writing of their election to defend such third party claim or demand on behalf of the Indemnified Party.  If the Indemnifying Party elects to defend such third party claim or demand, Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand.  So long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand.  If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense.  In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel.  If the Indemnifying Party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) The Indemnifying Party and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

(d) Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations under this ARTICLE VIII in respect of a valid claim for indemnification hereunder that is not contested by any of the Shamrock Companies in good faith in cash within thirty (30) days after the date on which Notice of Claim is given.

Section 8.4 Indemnification Procedures for Non-Third Party Claims.  In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail.  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.  If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnifying Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined.  If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 10.1.

Section 8.5 Limitations on Indemnification.  No claim for indemnification under this Article VIII shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim.  In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VIII from the Indemnifying Party, such Indemnified Party shall promptly repay to the Indemnifying Party such amount recovered.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of CTI and Seller;

(b) by any of Seller if the Closing shall not have occurred on or before August 30, 2013 or if any of the conditions to the Closing set forth in Section 7.1 shall have become incapable of fulfillment by August 30, 2013 and shall not have been waived in writing by Seller; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Seller if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by CTI, if the Closing shall not have occurred on or before August 30, 2013 or if any of the conditions to the Closing set forth in Section 7.2 shall have become incapable of fulfillment by August 30, 2013 and shall not have been waived in writing by CTI; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to CTI if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by CTI or Seller if any Governmental or judicial Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Exchange and such injunction, order, decree, ruling or other action shall have become final and non-appealable;

Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Exchange shall be abandoned without any further action by the parties hereto; provided that, if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by CTI or SPI, STI, STLLC, or Seller of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of Section 6.3, Section 6.5, Section 9.2, and ARTICLE VIII and ARTICLE X hereof (with the exception of 0 only) shall survive the termination of this Agreement for any reason whatsoever.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.2 Amendments and Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

Section 10.3 Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided, however, that no party may assign its rights or delegate its obligations under this Agreement without express prior written consent of the other parties. Except as provided in Article VIII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under, or by reason of, this Agreement.

Section 10.5 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate two (2) years from the Closing.  All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 10.6 Headings, Definitions.  The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.  All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.  All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 10.7 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

Section 10.8 Specific Performance. The parties hereto agree that in the event that any party fails to consummate the Exchange in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine.  It is accordingly agreed that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 10.9 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, email or other electronic transmission service to the appropriate address or number as set forth below (or any other address duly notified by a party hereto pursuant to the provisions of this 0).

If to CTI:		with a copy to:
Cleantech Transit, Inc.		McDowell Odom LLP
11266 Pentland Downs Street		28494 Westinghouse Place Suite 213
Las Vegas, NV 89141		Valencia, CA 91355
Attn:	Kenneth Bosket	Attn:	Claudia J. McDowell, Esq.
Phone:	(702) 448-1543	Phone:	(661) 449-9630
Fax:	702 479-7151	Fax:	(818) 475-1819
Email:	ken@crownequityholdings.com	Email:	claudia@mcdowellodom.com

If to SPI, STI, STLLC or Seller:		with a copy to:
The Sullivan Family Trust		Emery Wishon III, Esquire
Att: Shad E. Sullivan		1690 West Shaw Avenue, Suite 200
P.O. Box 340		Fresno, California 93711
Atwater, CA 95301 Phone: (209) 205-0193 Fax: (209) 359-5989 Email: bees4you@aol.com		Phone: (559) 439-4000 Fax: (559) 439-5654

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of laws principles

Section 10.11 Consent to Jurisdiction. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a state or federal court of competent jurisdiction the State of California, and the parties hereto each consent to the jurisdiction of such a court.

Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 10.13 Certain Definitions. As used herein:

(a) “Affiliate" shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

(b) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of Las Vegas, Nevada; "Confidential Information" shall mean the existence and contents of this Agreement and the Schedules and Exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party which, prior to or following the Closing Date, has been disclosed by any of the Shamrock Companies, on the one hand, or CTI, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

(c) "Contract" shall mean any oral, written or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind;

(d) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the date or for the period with respect to which such principles are applied;

(e) "Governmental Authority" shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

(f) "Knowledge" shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

(g) "Lien" shall mean any security or other property interest or right, claim,

(h) lien, pledge, option, charge, security interest, contingent or conditional sale, or proxy, pre-emptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

(i) "Material Adverse Effect" shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity;

(j)  "Material Contract" shall mean any Contract, other than equipment and

(k) furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed, in the case of any of the Shamrock Companies, $100,000 individually or $500,000 in the aggregate;

(l) "Person" shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

(m) "SEC" shall mean the U.S. Securities and Exchange Commission;

(n) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

(o) "Taxes" shall mean all taxes (whether U.S.  federal, state, local, or non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

Shamrock S Pollination Service, Inc.		CLEANTECH TRANSIT, INC.

By:	s/ Shad E. Sullivan	By:	s/ William Barnwell
	Shad E. Sullivan, President		William Barnwell, CEO

Shamrock S Trucking, Inc.		The Sullivan Family Trust

By:	s/ Shad E. Sullivan	By:	s/ Shad E. Sullivan
	Shad E. Sullivan, President		Shad E. Sullivan, Trustee

Shamrock S Tree Products, LLC		Discovery Carbon Environmental Securities Corporation

By:	s/ Shad E. Sullivan	By:	s/ William Barnwell
	Shad E. Sullivan, Manager		William Barnwell, CEO

Schedule I

Exchange of the Shamrock Companies’ Shares and Interests for CTI Common Shares

Name of Shareholder	SPI Shares Outstanding on the Closing Date	CTI common shares to be Issued at Closing to Seller
Sullivan Family Trust
Total	-1,000-	Total for all is below.

Name of Shareholder	STI Shares Outstanding on the Closing Date	CTI common shares to be Issued at Closing to Seller
Sullivan Family Trust
Total	-200-	Total for all is below.

Name of Shareholder	STLLC Interests Owned on the Closing Date	CTI common shares to be Issued at Closing to Seller
Sullivan Family Trust
Total	-100%-	Total for all is below.

Name of Shareholder	For all of SPI, SSTI and STLLC Shares and Interests Outstanding on the Closing Date	Total CTI common shares to be Issued at Closing to Seller
Sullivan Family Trust	-	-11,406,894-
Total	-	-11,406,894-

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Schedule II

Investor Questionnaire

Please check the applicable box –

The undersigned is an accredited investor by reason of coming within one of the following categories:

___ 1.	A natural person whose net worth, either individually or jointly with such person's spouse, at the time of the undersigned's receipt the shares exceeds $1,000,000;

___ 2.
A  natural person who had an individual income in excess of $200,000, or joint income with that person's spouse in excess of $300,000, in the two most recent years and reasonably expects to have individual income reaching the same level in the current year;

___ 3.
A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act. whether acting in its individual or fiduciary capacity;

___ 4.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

___ 5.	An insurance company as defined in Section 2(13) of the Securities Act:

___ 6.	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

___ 7.	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

___ 8.
A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees. if such plan has total assets in excess of $5,000,000;

___ 9.
An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

___ 10.	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

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___ 11.
An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the shares, with total assets in excess of $5,000,000;

___ 12.	An executive officer or director of one of the Shamrock Companies.

___ 13.
A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in company; or

___ 14.
An entity in which all of the equity owners qualify under any of the above subparagraphs. If the undersigned belongs to this category only, a list of the equity owners of the undersigned, and each such equity owner should complete a copy of this questionnaire.

The undersigned has executed this Investor Questionnaire this ____ day of ______, 2013.

(Print Name)

By:
Name:
Title:

Address

(City, State and Zip Code/Postal Code)

Country

For US Persons: taxpayer identification number

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